Exhibit 10.11c

POLYONE SUPPLEMENTAL RETIREMENT BENEFIT PLAN

SECTION 1. PURPOSE OF PLAN

The purpose of the Plan is to permit certain employees of PolyOne Corporation to elect to defer receipt of a portion of their Compensation. The Plan is intended to qualify as an unfunded, deferred compensation plan for a select group of management or highly compensated employees under ERISA. This Plan is expected to encourage the continued employment of the participating employees whose management and individual performance are largely responsible for the success of the Employer and to facilitate the recruiting of key management and highly compensated employees required for the continued growth and profitability of the Employer.

SECTION 2. DEFINITIONS

2.1	“Administrator” means the Retirement Plan Committee appointed by the Board.

2.2	“Beneficiary” means the person or entity determined to be a Participant’s beneficiary pursuant to Section 13.

2.3	“Board” means the board of directors of PolyOne Corporation.

2.4	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.5	“Compensation” shall have the meaning set forth in the Retirement Plan, without regard to the limit contained in Section 401(a)(17) of the Code.

2.6	“Employer” shall mean PolyOne Corporation and each other affiliate (within the meaning of Sections 414(b), (c) and (m) of the Code), employees of which are selected to participate in the Plan.

2.7	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.8	“Participant” means an employee or former employee of the Employer who is eligible to participate in the Plan pursuant to Section 3.

2.9	“Plan” means the PolyOne Supplemental Retirement Benefit Plan, as set forth herein and as amended from time to time.

2.10	“Plan Year” shall mean June 1, 2003 to December 31, 2003 and thereafter, the calendar year.

2.11	“Retirement Plan” means the PolyOne Retirement Savings Plan, as amended from time to time.

2.12	“Retirement Plan A” means the PolyOne Retirement Savings Plan A, as amended from time to time.

SECTION 3. ELIGIBLE EMPLOYEES

The Board shall determine which management employees and highly compensated employees of the Employer shall be eligible to participate in the Plan.

SECTION 4. ELECTION TO DEFER COMPENSATION

A Participant may elect to defer a specified whole percentage of his or her Compensation for a Plan Year by filing an election with the Administrator (pursuant to Section 5) on or prior to December 31 of the preceding Plan Year (or such earlier date as specified by the Administrator). Any election so made shall be binding for any following Plan Year, unless revised on or before December 31 of the preceding Plan Year (or such other earlier date specified by the Administrator). Provided, however, that any Participant who is eligible to participate in the Plan on June 1, 2003 shall be entitled to make an election to defer payments within the thirty (30) day period ending on June 30, 2003. Provided, further, however, that a Participant who first becomes eligible to participate in the Plan after the beginning of a Plan Year shall be entitled to make an election to defer payment within thirty (30) days after being informed of his eligibility to participate in the Plan.

The maximum percentage of Compensation that a Participant shall be eligible to defer for any given Plan Year shall be the same maximum as is set forth in Section 4.1(a) of the Retirement Plan.

SECTION 5. MANNER OF ELECTION

Any election made by a Participant pursuant to this Plan shall be made in writing by executing such form(s) as the Administrator shall from time to time prescribe or through any other method designated by the Administrator.

SECTION 6. ACCOUNTS

PolyOne Corporation shall establish and maintain on its books with respect to each Participant a separate account which shall record (a) any Compensation deferred by the Participant under the Plan pursuant to the Participant’s election, (b) any Employer contributions made on behalf of the Participant pursuant to Section 7 and Section 8 below, and (c) the allocation of any hypothetical investment experience.

SECTION 7. EMPLOYER MATCHING CONTRIBUTIONS

As of each payroll period, the Employer shall allocate Employer Matching Contributions to the account of each Participant who has a valid election to defer Compensation in effect for such payroll period. The amount of Employer Matching Contributions allocated to the account of each Participant shall be determined in accordance with Section 4.2(a) of the Retirement Plan.

SECTION 8. EMPLOYER CONTRIBUTIONS

For participants in the Retirement Plan, as of each payroll period, the Employer shall allocate to the account of each Participant an amount equal to the difference between, effective prior to January 1, 2004, (i) the retirement contributions that would otherwise be contributed on behalf of the Participant under Section 4.2(b) of the Retirement Plan if the provisions of the Retirement Plan were administered without regard to the limitations imposed by Sections 401(a)(17) and 415 of the Code and (ii) the retirement contributions made on his or her behalf under the Retirement Plan for such payroll period and effective on and after January 1, 2004, the retirement and transition contributions that would otherwise be contributed on behalf of the Participant under Section 4.2(b) and 4.2(c) of the Retirement Plan if the provisions of the Retirement Plan were administered without regard to the limitations imposed by Sections 401(a)(17) and 415 of the Code and (ii) the retirement and transition contributions made on his or her behalf under the Retirement Plan for such payroll period.

Effective prior to January 1, 2004, for participants in the Retirement Plan A, as of each payroll period, the Employer shall allocate to the account of each Participant an amount equal to the difference between (i) the retirement and transition contributions that would otherwise be contributed on behalf of the Participant under Section 4.2(b) and Section 4.2(c) of the Retirement Plan A if the provisions of the Retirement Plan A were administered without regard to the limitations imposed by Sections 401(a)(17) and 415 of the Code and (ii) the retirement and transition contributions made on his or her behalf under the Retirement Plan A for such payroll period.

SECTION 9. CREDITS AND ADJUSTMENTS TO ACCOUNTS

Each Participant’s account shall be credited with any amounts deferred under the Plan and any Employer contributions made on behalf of the Participant. Each Participant’s account shall be reduced by the amount of any distributions to the Participant from the Plan. Pursuant to procedures established by the Administrator, each Participant’s account shall be adjusted as of each business day the New York Stock Exchange is open to reflect the earnings or losses of any hypothetical investment media as may be designated by the Administrator pursuant to Section 10 below.

SECTION 10. INVESTMENT OF ACCOUNTS

For purposes of determining the amount of earnings and appreciation and losses and depreciation to be credited to a Participant’s account, such account shall be deemed invested in the investment options (designated by the Administrator as available under the Plan; provided that in no event shall the Administrator designate PolyOne Corporation common stock as an investment option under the Plan) as the Participant may elect, from time to time, in accordance with such rules and procedures as the Administrator may establish. However, no provision of the Plan shall require the Employer to actually invest any amounts in any fund or in any other investment vehicle.

SECTION 11. VESTING

A Participant shall be 100% vested in that portion of his account which is attributable to elective deferrals made under Section 6 or employer matching contributions made under Section 7. That portion of a Participant’s account attributable to employer contributions under Section 8 of the Plan shall vest in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 3 years	0%
3 years and thereafter	100%

Notwithstanding the foregoing, any Participant who was a Participant in the M.A. Hanna Company Capital Accumulation Plan and/or the M.A. Hanna Company 401(k) and Retirement Plan as of May 31, 2003, and who was credited with two (2) years of service (for vesting purposes) under either such plan as of such date, shall have at least a twenty percent (20%) vested interest in any employer contributions under Section 8.

For purposes of this Section 11, a Participant will be credited with the same number of Years of Service under the Plan as he is credited with under either the Retirement Plan or the Retirement Plan A, whichever is applicable.

SECTION 12. TIME AND MANNER OF DISTRIBUTION

12.1 Payment of Account.

(a) A Participant’s vested account shall commence to be paid to such Participant within thirty days of the date of the Participant’s termination of employment with the Employer or any affiliate (within the meaning of Sections 414(b), (c) and (m) of the Code) in the form of payment selected by the Participant on an election form approved by and received by the Administrator or its designee.

(b) The following are the available choices for the form of payment of a Participant’s vested account:

(1) A single lump sum in cash; or

(2) Substantially equal annual cash installments over a period not exceeding 10 years.

This Section 12.1 and all other provisions of this Plan notwithstanding, if a Participant fails to elect a form of payment before payment is to commence pursuant to Section 12.1(a), the Participant’s vested account shall be paid in the form of a single lump sum in cash. In addition, the Board, in its sole and absolute discretion, may direct that payment of any part or all of a Participant’s vested account be accelerated and paid prior to the time the account would otherwise be payable in accordance with the Participant’s election, and in that event the Administrator shall make payment to the Participant at the time and in the manner directed by the Board. In no event, however, shall the Employer, the Administrator or any other person or party have the power to delay payment of the account beyond the time elected by the Participant.

12.2 Death Before Payments Commence or are Completed. If a Participant dies while employed by the Employer or while receiving installment payments, the value of his vested account shall be paid to the Participant’s Beneficiary in a single lump sum cash payment, as soon as reasonably practicable after the Participant’s death.

12.3 Change of Control Provisions. In the event of a “Change of Control” of the Employer, the value of the Participant’s vested account shall be paid, as soon as reasonably practicable, to the Participant in a lump sum cash payment, unless the Administrator otherwise determines.

For purposes of this Section 12.3, “Change of Control” means:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of PolyOne Corporation where such acquisition causes such Person to own 25% or more of the combined voting power of the then outstanding voting securities of PolyOne Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a) the following acquisitions shall not be deemed to result in a Change of Control (i), any acquisition directly from PolyOne Corporation that is approved by the Incumbent Board (as defined in subsection (b), below, (ii) any acquisition by PolyOne Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained PolyOne Corporation or any corporation controlled by PolyOne Corporation or (iv) any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 25% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of PolyOne Corporation, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 25% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meanings of Rule 13d-3 promulgated under the Exchange Act) less than 25% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board” (as modified by this clause (b)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by PolyOne Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of PolyOne Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) The consummation of a reorganization, merger or consolidation or sale or other disposition of all substantially all of the assets of PolyOne Corporation or the acquisition of assets of another corporation, or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (i) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns PolyOne Corporation or all or substantially all of PolyOne Corporation’s assets either directly or through one or more subsidiaries) (ii) no Person (excluding any employee benefit plan (or related trust) of PolyOne Corporation, PolyOne Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the shareholders of PolyOne Corporation of a complete liquidation or dissolution of PolyOne Corporation except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of subsection (c), above.

SECTION 13. BENEFICIARY DESIGNATION

A Participant may designate the person or persons to whom the Participant’s account under the Plan shall be paid in the event of the Participant’s death. If no Beneficiary is designated, or no designated Beneficiary survives the Participant, payment shall be made in a single lump-sum to the Participant’s estate.

SECTION 14. PLAN ADMINISTRATION

14.1 Administration. The Plan shall be administered by the Administrator.

The Administrator is authorized to make findings (including factual findings) with respect to any issue arising under the Plan, interpret and construe any provision of the Plan, to determine eligibility and benefits under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to adopt such forms as it may deem appropriate for the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Employer and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Administrator shall be responsible for the day-to-day administration of the Plan. Determinations, interpretations or other actions made or taken by the Administrator under the Plan shall be final and binding for all purposes and upon all persons.

14.2 Review Procedure. The purpose of the review procedure set forth in this Section 14.2 is to provide a procedure by which a Participant or Beneficiary (the “claimant”) under the Plan, or the duly authorized representative of any such Participant or Beneficiary, may have a reasonable opportunity to appeal a denied claim to the Administrator for a full and fair review.

If a claim for benefits is denied in whole or in part, the Administrator shall notify the claimant within ninety (90) days after receipt of the claim (or within one hundred eighty (180) days if special circumstances require an extension of time for processing the claim, and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial ninety (90) day period).

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(i)	the specific reason or reasons for the denial of the claim;

(ii)	the specific references to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	a statement that any appeal of the denial must be made by giving to the Administrator, within sixty (60) days after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim;

(v)	a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of a claim on review; and

(vi)	if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request.

Upon denial of a claim in whole or in part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator for a full and fair review of the denied claim, to be permitted, upon request and free of charge, to review and receive copies of documents, records and other information pertinent to the denial, and to submit issues and comments in writing, documents, records, and other information relating to the claim for benefits. Any appeal of the denial must be given to the Administrator within the period of time prescribed above. The full and fair review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination, and provide a review that does not afford deference to the initial benefit determination. If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator within the prescribed time, the Administrator’s adverse determination shall be final, binding and conclusive, to the extent permitted by law.

The Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties, to the extent permitted by law. The Administrator shall advise the claimant of the results of the review within sixty (60) days after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension that indicates the special circumstances requiring the extension of time and the date by which the Plan expects to render the determination on review. In the event that a period of time is extended as permitted pursuant to this paragraph due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. The decision of the review shall be written in a manner calculated to be understood by the claimant and shall include:

(i)	specific reasons for the decision;

(ii)	specific references to the pertinent Plan provisions on which the decision is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(iv)	a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following a denial of a claim on review; and

(v)	if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the claimant upon request.

The decision of the Administrator shall be final, binding and conclusive to the extent permitted by law.

SECTION 15. FUNDING

15.1 Plan Unfunded. The Plan is unfunded for tax purposes and for purposes of Title I of ERISA. Accordingly, the obligation of the Employer to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Employer to make such payments, and no person, including any Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of the Employer as a result of this Plan. Any amounts payable under the Plan shall be paid out of the general assets of the Employer and each Participant and Beneficiary shall be deemed to be a general unsecured creditor of the Employer.

15.2 Rabbi Trust. The Employer may create a grantor trust to pay its obligations hereunder (a so-called rabbi trust), the assets of which shall be treated, for all purposes, as the assets of the Employer. In the event the trustee of such trust is unable or unwilling to make payments directly to Participants and Beneficiaries and such trustee remits payments to the Employer for delivery to Participants and Beneficiaries, the Employer shall promptly remit such amount, less applicable income and other taxes required to be withheld, to the Participant or Beneficiary.

SECTION 16. AMENDMENT

The Board may, in its sole discretion, amend, suspend or terminate, in whole or in part, the Plan, except that no amendment, suspension, or termination shall retroactively impair or otherwise adversely affect the rights of any Participant, Beneficiary, or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Administrator in its sole discretion. The Administrator may adopt any amendment or take any other action which may be necessary or appropriate to facilitate the administration, management, and interpretation of the Plan or to conform the Plan thereto.

SECTION 17. NO ASSIGNMENT

A Participant’s right to the amount credited to his or her account under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

SECTION 18. SUCCESSORS AND ASSIGNS

The provisions of this Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Participants, Beneficiaries, heirs, legal representatives and assigns.

SECTION 19. NO CONTRACT OF EMPLOYMENT

Nothing contained herein shall be construed as a contract of employment between a Participant and the Employer, or as a right of the Participant to continue in employment with the Employer, or as a limitation of the right of the Employer to discharge the Participant at any time, with or without cause.

SECTION 20. GOVERNING LAW

This Plan shall be subject to and construed in accordance with the provisions of ERISA, where applicable, and otherwise by the laws of the State of Ohio.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Plan to be executed as of the 1st day of January, 2004.

POLYONE CORPORATION

By:	/s/ Kenneth M. Smith
Authorized Officer